Exhibit 10.3

PERFORMANCE SHARE AWARD AGREEMENT (REVENUE/OI)

This PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), dated as of April 29, 2016 (the “Date of Grant”), is entered into by and between GUESS?, INC., a Delaware corporation (the “Company”), and [Paul Marciano / Victor Herrero] (the “Grantee”).

RECITALS

WHEREAS, the Company maintains the Guess?, Inc. 2004 Equity Incentive Plan (as Amended and Restated as of May 20, 2014) (the “Plan”).

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined to grant performance-based restricted stock units (this “Award”) to the Grantee under the Plan in order to increase Grantee’s participation in the success of the Company;

NOW, THEREFORE, the parties hereto agree as follows:

1.
Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan, except where a capitalized term is defined in the Executive Employment Agreement between the Company and the Grantee, entered into [For Paul Marciano, insert: January 26, 2016; For Victor Herrero, insert: July 7, 2015] (the “Employment Agreement”), and this Agreement indicates the definition used in the Employment Agreement shall apply for purposes of this Agreement as well. This Award and all rights of the Grantee under this Agreement are subject to, and the Grantee agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. Except as specifically provided in this Agreement, in the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern.

2.
Grant of Restricted Stock Units. The Company hereby grants to the Grantee as of the Date of Grant (set forth above) a right to receive a “target” of [________] shares of the Company’s common stock subject to the terms, conditions, and restrictions set forth herein (the “Restricted Stock Units,” and such target number of Restricted Stock Units, the “Target Number of Restricted Stock Units”). As used herein, the term “Restricted Stock Unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Grantee if such Restricted Stock Units vest pursuant to this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. The Grantee shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided in Section 4 with respect to Dividend Equivalent rights) and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units (“Award

Shares”) until such shares of Common Stock are actually issued to and held of record by the Grantee. This Award, together with the other equity awards granted by the Company to the Grantee on or about the date hereof, is in complete satisfaction of the Grantee’s right to receive stock options or other equity-based awards from the Company with respect to the Company’s 2017 fiscal year.

3.
Vesting. Except as otherwise expressly provided in Sections 7 and 8 herein, this Award shall vest and become nonforfeitable on the last day of the Performance Period (as defined in Exhibit A hereto) (the “Vesting Date”); provided that the Grantee has been continuously in Service with the Company from the Date of Grant through the Vesting Date. Except as specifically provided herein, Service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting. The number of Restricted Stock Units subject to this Award that vest will be determined based on the Vesting Percentage (as such term is defined in Exhibit A hereto and as calculated in accordance with Exhibit A based on the Company’s performance during the Performance Period).

Not later than seventy four (74) days after the end of the Performance Period, the Committee will certify, by resolution or other appropriate action in writing, the Vesting Percentage that has been achieved and the number of Restricted Stock Units that vest pursuant to this Section 3 (or Sections 7 and 8, as applicable) based on the satisfaction of the applicable performance criteria. Such number of Restricted Stock Units that vest will be rounded to the nearest whole unit and are referred to herein as the “Vested Restricted Stock Units.” Restricted Stock Units that are not Vested Restricted Stock Units, after giving effect to the foregoing provisions, as of the last day of the Performance Period shall immediately terminate and be cancelled. As used herein, the term “Service” means employment by the Company or service to the Company as a member of the Board.

4.
Dividend Equivalents. If a cash dividend is paid with respect to the Common Stock after the Date of Grant and before the end of the Performance Period and while any Restricted Stock Units subject to this Award are outstanding, the Grantee shall be credited with an amount in cash equal to the dividends the Grantee would have received if he had been the owner of the shares of Common Stock subject to the outstanding Target Number of Restricted Stock Units; provided, however, that no amount shall be credited with respect to shares that have been delivered to the Grantee as of the applicable dividend record date. Any amounts credited under this Section 4 (“Dividend Equivalents”) shall be subject to the same terms and conditions as the Restricted Stock Units to which they relate (including, without limitation, application of the applicable Vesting Percentage) and shall vest and be paid (or, if applicable, be forfeited) at the same time as the Restricted Stock Units to which they relate.

5.
Delivery of Shares. Except as otherwise provided in Section 8 below with respect to a Change in Control, the Company shall deliver or cause to be delivered to the Grantee the number of Award Shares subject to any Restricted Stock Units that vest pursuant to the terms hereof as soon as administratively practicable after (and in no event later than 74 days following) the Vesting Date. Any Dividend Equivalents described in Section 4 above related to such Award Shares shall be paid in cash at the same time as the delivery of the Award Shares under this Section 5. Notwithstanding the foregoing: (a) in the event of the Grantee’s death or Disability (as such term is defined for purposes of Section

409A of the Code), then such shares shall be settled as soon as administratively practicable after (and in all events within 90 days after) such event; and (b) in the event of the Grantee’s “separation from service” (as such term is defined for purposes of Code Section 409A) upon or within two years following a Section 409A Change in Control (as such term is defined in Section 8(A)), then such shares shall be settled as soon as administratively possible after (and in all events within ten days after) such event (subject to Section 10(C)).

6.
Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Company’s Common Stock contemplated by Section 16(b) of the Plan, the Committee will make adjustments, if appropriate, in the number of Restricted Stock Units and the number and kind of securities subject to this Award.

7.	Effect of Certain Cessations of Service.

A.
If, at any time prior to the Vesting Date, the Grantee’s employment is terminated by the Company without “Cause” (as defined in the Employment Agreement) or by the Grantee for “Good Reason” (as defined in the Employment Agreement) and a Change in Control has not previously occurred, the following shall apply with respect to this Award: (i) the Target Number of Restricted Stock Units shall be pro-rated by multiplying the Target Number of Restricted Stock Units by a fraction, the numerator of which is the number of days of the Grantee’s employment between the first day of the Company’s fiscal year 2017 and the date of such termination of the Grantee’s employment, and the denominator of which is the total number of days in the period beginning with the first day of the Company’s fiscal year 2017 and ending with the last day of the Company’s fiscal year 2019, and (ii) such pro-rated number of Target Number of Restricted Stock Units shall remain outstanding and eligible to vest on the Vesting Date based on the Vesting Percentage determined under Exhibit A as though the Grantee’s employment had not been terminated. This Section 7(A) is subject to Section 8(C) should a Change in Control occur within twelve (12) months after such a termination of the Grantee’s employment with the Company. If a Change in Control occurs before the end of the Performance Period but more than twelve (12) months after such a termination of the Grantee’s employment with the Company, Section 8(A) shall apply to the Award and the pro-rata vesting provision of this Section 7(A) shall be given effect in calculating the number of Restricted Stock Units that vest.

B.
If, at any time prior to the Vesting Date, the Grantee’s death or “Disability” (as such term is defined in the Employment Agreement) occurs while the Grantee is in Service with the Company and a Change in Control has not previously occurred, this Award will vest as of the date of such event with respect to the Target Number of Restricted Stock Units.

C.
If the Grantee’s Service terminates for any other reason, this Award and the Restricted Stock Units subject hereto, to the extent outstanding and unvested as of the date of such termination of Service, shall terminate and be cancelled as of the date of such termination of Service. Sections 14(a) and 14(b) of the Plan shall not apply to this Award.

D.
For purposes of clarity, any Restricted Stock Units that vest pursuant to this Section 7 (and any Dividend Equivalents related thereto) shall still be paid at the applicable time set forth in Section 5.

8.
Change in Control. Notwithstanding anything to the contrary in Section 3, Section 5 or Section 7 of this Agreement or any provision of the Plan, the following provisions shall apply upon a Change in Control (as defined in the Employment Agreement):

A.
If a Change in Control occurs and this Award (to the extent outstanding) is not continued following such event or assumed or converted into restricted stock units of any successor entity to the Company or a parent thereof (the “Successor Entity”), this Award will vest as of the date of such Change in Control with respect to the Target Number of Restricted Stock Units.

Any such Restricted Stock Units (and any related Dividend Equivalents) that become vested pursuant to this Section 8(A) shall be paid at the time(s) otherwise provided in Section 5; provided that if such Change in Control constitutes a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code (a “Section 409A Change in Control”), the outstanding vested Restricted Stock Units subject to this Award and any related Dividend Equivalents shall be paid upon or as soon as practicable after the date of such Change in Control to the extent such acceleration of payment can be made in accordance with Treas. Reg. §1.409A-3(j)(4)(ix) (or other exemption from the general prohibitions on accelerations of payments under Section 409A of the Code) and not result in any tax, penalty or interest under Section 409A of the Code. In connection with any such Change in Control where payment of such Restricted Stock Units subject to this Award will not be made in connection with the Change in Control, the Committee may make provision for such Restricted Stock Units to become payable in cash based on the Fair Market Value of a share of Common Stock at the time of such Change in Control (with interest for the period from the date of such Change in Control to the applicable payment date at such rate as determined by the Committee based on the interest earned by interest bearing, FDIC insured deposits) as opposed to being payable in securities. The foregoing provisions do not supersede Section 7(C) to the extent the Grantee’s Service to the Company terminates and such provision is triggered prior to a Change in Control.

B.
If this Award (to the extent then outstanding) is continued following a Change in Control or is assumed or converted into restricted stock units of any Successor Entity, the performance-based vesting conditions of Section 3 shall no longer apply to this Award, and the Target Number of Restricted Stock Units subject to this Award shall remain eligible to vest on the original Vesting Date (without such date being modified due to the occurrence of the Change in Control), subject to the Grantee remaining continuously in Service with the Company following such Change in Control through the Vesting Date (subject to the accelerated vesting provisions set forth in Section 7(A) and 7(B) above); provided, however, that if a termination of the Grantee’s Service described in Section 7(A) or 7(B) above occurs after such Change in Control and prior to the Vesting Date, this

Award will vest as of the date of such termination of the Grantee’s Service with respect to the Target Number of Restricted Stock Units. Any Restricted Stock Units (and any related Dividend Equivalents) that vest pursuant to this Section 8(B) shall be paid at the time(s) otherwise provided in Section 5.
C.    If a termination of the Grantee’s Service described in Section 7(A) occurs prior to a Change in Control, and a Change in Control then occurs within twelve (12) months after such termination of the Grantee’s employment (whether such Change in Control occurs before or after the end of the Performance Period), the Award shall vest on the date of the Change in Control as follows:

i.
If the Change in Control occurs after the end of the Performance Period, an additional number of Restricted Stock Units subject to this Award shall vest, with the number of Restricted Stock Units vesting equal to the number necessary to cause the total number of Restricted Stock Units subject to this Award that vest (including Restricted Stock Units subject to this Award that previously vested) equal to the number of Restricted Stock Units subject to this Award that would have vested had the pro-ration provision of Section 7(A) not applied.

ii.
If the Change in Control occurs on or before the last day of the Performance Period, the Award shall be treated as provided in Section 8(A) as though it was not continued following such event or assumed or converted into restricted stock units of any Successor Entity and the pro-ration provision of Section 7(A) shall not apply.

Section 17 of the Plan shall not apply with respect to this Award.

9.
Restrictions on Transfer. The Grantee may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of this Award or the Grantee’s right hereunder to receive Award Shares, except as otherwise provided in the Committee’s sole discretion consistent with the Plan and applicable securities laws.

10.	Taxes.

A.
The settlement of this Award is conditioned on the Grantee making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law.

B.
It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Grantee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Grantee.

C.
If the Grantee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Grantee’s “separation from service” (as such term is defined for purposes of Code Section 409A), the Grantee shall not be entitled to any payment or benefit pursuant to this Award until the earlier of (i) the date which is six (6) months after the Grantee’s separation from service for any reason other than death, or (ii) the date of the Grantee’s death. The provisions of this Section 10(C) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Grantee upon or in the six (6) month period following the Grantee’s separation from service that are not so paid by reason of this Section 10(C) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Grantee’s death).

D.
It is intended that this Award qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and the provisions of this Agreement shall be construed and interpreted consistent with that intent.

11.
Compliance. The Grantee hereby agrees to cooperate with the Company, regardless of Grantee’s employment status with the Company, to the extent necessary for the Company to comply with applicable state and federal laws and regulations relating to the Restricted Stock Units.

12.
Notices. Any notice required or permitted under this Agreement shall be deemed given when personally delivered, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee either at the address on record with the Company or such other address as may be designated by Grantee in writing to the Company; or to the Company, Attention: Stock Plan Administration, 1444 South Alameda Street, Los Angeles, California 90021, or such other address as the Company may designate in writing to the Grantee.

13.
Failure to Enforce Not a Waiver. The failure of the Company or the Grantee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14.
Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to Delaware or other laws that might cause other law to govern under applicable principles of conflicts of law.  For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Los Angeles County, or the federal courts for the United States for the Central District of California, and no other courts, where this Agreement is made and/or to be performed.

15.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future restricted stock or restricted stock units that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.	Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by both parties.

18.
Agreement Not a Contract of Employment. Neither the grant of the Restricted Stock Units, this Agreement nor any other action taken in connection herewith shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee is an employee of the Company or any subsidiary of the Company.

19.
Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.

20.	Termination of this Agreement. Upon termination of this Agreement, all rights of the Grantee hereunder shall cease.

21.
Clawback Policy. This Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of this Award or any shares of Common Stock or other cash or property received with respect to this Award (including any value received from a disposition of the shares acquired in respect of this Award).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Grantee has hereunto set his or her hand as of the date and year first above written.

GUESS?, INC.,
a Delaware corporation

By:
Print Name:	Jason T. Miller
Its:	Secretary

GRANTEE

Signature

Print Name

Employee ID

MARITAL STATUS

☐	I AM NOT MARRIED.

☐	I AM MARRIED AND HAVE INFORMED MY SPOUSE OF THIS EQUITY GRANT. (Please have your spouse sign the Consent of Spouse section below.)

GRANTEE

Signature

Print Name

CONSENT OF SPOUSE
In consideration of the execution of the foregoing Performance Restricted Stock Unit Agreement by Guess?, Inc., a Delaware corporation, I, _____________________________, the spouse of the Grantee therein named, do hereby join with my spouse in executing the foregoing Performance Restricted Stock Unit Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated:    ___________________

Signature of Spouse

Print Name

EXHIBIT A

PERFORMANCE-BASED VESTING

This Exhibit A is subject to the other provisions of this Agreement (including, without limitation, Sections 3, 7 and 8 of this Agreement).
The Award shall be eligible to vest as to a number of Restricted Stock Units equal to (a) the Target Number of Restricted Stock Units, multiplied by (b) the vesting percentage determined in accordance with this Exhibit A (the “Vesting Percentage”) based on the Company’s Revenue and Operating Income levels versus the threshold, target and stretch levels established by the Committee with respect to the Award in connection with the grant of the Award for the Company’s fiscal year 2019 (the “Performance Period”). For purposes of the Award, the Revenue metric shall be weighted fifty percent (50%), and the Operating Income metric shall be weighted fifty percent (50%) (the “Weighting Percentage”). The Vesting Percentage for each of the Revenue and Operating Income metrics will be determined as follows:

Company Revenue for the Performance Period (in millions)	Company Operating Income for the Performance Period (in millions)	Vesting Percentage
Below Threshold	Below Threshold	0%
Threshold	Threshold	50%
Target	Target	100%
Stretch and Above	Stretch and Above	200%

If the Company’s actual performance (subject to the adjustments described below), as to a particular Performance Metric, is between two levels specified by the Committee, the Vesting Percentage for such metric shall be determined by linear interpolation between the Vesting Percentages specified for those two levels. For each Performance Metric, a “Weighted Vesting Percentage” shall be calculated by multiplying such metric’s Vesting Percentage by such metric’s Weighting Percentage. The Vesting Percentage for the Award shall equal the sum of the two Weighted Vesting Percentages. In no event shall the total Vesting Percentage for the Award exceed two hundred percent (200%).
Defined Terms. For purposes of the Award, the following definitions will apply. In each case, the financial results of the Company referred to in the definitions below shall be determined on a consolidated basis.

•	“GAAP” means U.S. generally accepted accounting principles.

•	“Operating Income” means the Company’s worldwide operating income for the Performance Period, as determined by the Company in accordance with GAAP and reflected in its reporting of financial results.

•	“Performance Metric” means Revenue or Operating Income, as applicable.

•	“Revenue” means the Company’s worldwide revenue for the Performance Period, as determined by the Company in accordance with GAAP and reflected in its reporting of financial results.
Adjustments.  For purposes of determining Revenue and Operating Income under the Award for the Performance Period, the Committee shall adjust (without duplication) the performance results for the applicable Performance Metric (as determined before giving effect to such adjustments), for the following items:

(a)
increased or decreased to eliminate the financial statement impact of any charges or accruals during the Performance Period for litigation matters, but only where such charges or accruals for any particular matter exceed $500,000 for the Performance Period;

(b)
increased or decreased to eliminate the financial statement impact of restructuring charges incurred during the Performance Period, including employee severance related costs, store closure related costs and other real estate closure related costs;

(c)
increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced between the first day of the Company’s fiscal year 2017 and the end of the Performance Period that are required to be applied before the end of the Performance Period in accordance with GAAP;

(d)
increased or decreased to eliminate the financial statement impact of costs associated with acquisitions and costs incurred in connection with potential acquisitions that are required to be expensed under GAAP during the Performance Period;

(e)
increased or decreased to eliminate the financial statement impact of gains or losses on dispositions of investments accounted for under the equity method of accounting in accordance with GAAP and costs associated with such transactions, in each case during the Performance Period;

(f)
increased or decreased to eliminate the impact of currency fluctuations as and to the extent provided by the constant currency methodology approved by the Committee in connection with the grant of the Award; and

(g)	increased or decreased to eliminate the financial statement impact of corresponding income tax expenses and/or benefits for the Performance Period associated with items (a) through (f) herein.

The Committee’s determination of whether an adjustment is required, and the nature and extent of any such adjustment, shall be final and binding.